Exhibit 10.12
COMMERCIAL LEASE
THIS LEASE (“Lease”) dated this       day of March 2007 is made by and between Waldo Development, Inc. (the “Landlord”), whose mailing address is 585 SW Biltmore Street, Port St. Lucie, Florida 34983 and Xstream Systems, Inc. (the “Tenant”), whose mailing address is 10305 102nd Terrace, Sebastian, Florida 32958.
WITNESSETH:
Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises described below for the term and subject to the terms, covenants and conditions hereinafter set forth:
1.	DEFINITIONS. Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified:
1.1	Base Rent: The base rent for the space is on a gradual increase basis for the accompanying time periods as set forth in Exhibit “A” attached hereto and made a part hereof (plus all applicable sales tax).

1.2	Building: Collectively, the building and other improvements on the Land.

1.3	Commencement Date: March 15, 2007.

a.	Common Areas: All facilities furnished by Landlord and designed for the general use, in common, of occupants of the Building, including Tenant, their respective officers, agents’ employees and customers, including but not limited to any of the following which may be furnished by Landlord such as parking areas, driveways, entrances and exits thereto and landscape areas. All such areas shall be subject to the exclusive control, administration and management of Landlord and Landlord shall have the right from time to time to change the area, level, location, amount and arrangement of such parking areas, if any, and other facilities referred to above, to reasonably restrict parking by Tenants and their employees and to make all rules and regulations pertaining thereto for the proper operation and maintenance of the Common Areas, so long as adequate parking is available to Tenant and its officers, agents, employees, customers, at all times during the Lease term.

1.4	Deposit: Landlord requires a security deposit equivalent to the amount of three months of rent for an amount of $17,335.50.

1.5	Governmental Authority: Any federal, state, county, municipal or other governmental department, entity, authority, commission, board, bureau, court, agency or any instrumentality of any of same.

1.6	Governmental Requirement: Any law, enactment, statute, code, ordinance, rule regulation, judgment, decree, writ, injunction, franchise, permit, certificate, license, authorization, agreement or requirement of any Governmental Authority now existing or hereafter enacted, adopted, promulgated, entered, or issued applicable to the Premises.

1.7	Land: Intentionally Omitted.

1.8	Premises: The portion of the Building to be occupied by the Tenant is more fully described on the attached Exhibit “B.”

1.9	Permitted Purpose: The premises shall be lawfully occupied by Tenant for the sole purpose of conducting Xstream’s business in material identification and verification research and product development, to the extent permitted by Governmental Requirements.

1.10	Rent Commencement Date: The Rent Commencement Date shall be the same date as the Commencement Date, March 15, 2007.

1.11	Term: That time period between the Commencement Date and the Termination Date. Hereafter, all references to the “Term” of this Lease shall be deemed to be a reference as well to such additional periods of time, if any, for which the Term may be extended. Provided Tenant is not in default of his Lease, Tenant shall have two (2) three-year period to extend the Lease Term, at the same terms and conditions as the initial Lease Term.

1.12	Termination Date: February 28, 2012.

1.13	Relocation: In the event Tenant does not timely exercise their right to expand to the additional areas as reflected on Exhibit “A” , Tenant hereby waives this right of expansion and Landlord has no further obligation to lease this space to Tenant. In the event the Tenant elects to exercise their first right of refusal on the eMerge space as stated in paragraph 1.14 below. Tenant agrees to pay for the relocation cost and expense.

1.14	First right of Refusal for eMerge Space: Landlord agrees to extend a first right of refusal to Tenant to enter into a lease for the space presently being occupied by eMerge at $10.50 per square foot for base rent with all other terms and conditions being the same as this Lease.
2.	USE/COMPLIANCE. Tenant shall use the Premises solely for the Permitted Purpose, and for no other purpose whatsoever. The foregoing is a material consideration to Landlord in entering into this Lease. Tenant shall not do, bring, keep or permit to be done in, on or about the Premises, nor bring, keep or permit to be brought therein, anything which is prohibited by, or will, in any way conflict with any Governmental Requirement or cause a cancellation or an increase in the rate of any insurance policy covering the Premises. Tenant shall not do or permit anything to be done in, on or about the Premises for any improper, immoral, or unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, or about the Premises or commit or suffer to be committed any waste in, on or about the Premises.

3.	RENT AND ADDITIONAL RENT.

3.1	The term “Rent” as used in this Lease, shall include the Base Rent, and all other items, costs and expenses identified herein as “Additional Rent”, together with all other amounts payable by Tenant to Landlord under this Lease. Beginning on the Rent Commencement Date, Tenant shall pay each monthly installment of Rent (plus all sales taxes imposed by any Governmental Authority in connection with rents paid by Tenant under this Lease), in advance on the first calendar day of each month during the Term. Monthly installments for any fractional calendar month, at the beginning or end of the Term, shall be prorated based on the number of days in such month that fall during the Term. Tenant shall pay all Rent, without demand, deduction or set off, to Landlord at the place specified for notice in Section 27 below.

3.2	Tenant also shall pay a late charge (“Late Charge”) equal to five percent (5%) of the amount of any delinquent installment of Rent as an administrative fee with each payment of Rent not paid within five (5) days after same is due hereunder. The provisions herein for a Late Charge shall not be construed to extend the date for payment of any sums required to be paid by Tenant hereunder or to relieve Tenant of its obligations to pay all such items at the time or times herein stipulated. Notwithstanding the imposition of such Late Charge pursuant to this Section, Tenant shall be in default under this Lease if any or all payments required to be made by Tenant are not made at the time herein stipulated, and neither demand nor collection by Landlord of any such Late Charge shall be construed as a cure for such default on the part of Tenant.

3.3	Beginning on the Rent Commencement Date, in addition to the Base Rent hereunder, Tenant shall pay, as Additional Rent, his pro-rata share of the “Expenses” (as hereinafter defined) monthly, in advance, together with the payment of Base Rent. The Tenant has been advised and acknowledges the additional rent at the time of executing this Lease is $4.00 per square foot.

3.4	Landlord shall reasonably estimate the Expenses which will be payable for each year during the Term, in advance. After the end of each year during the Term, Landlord shall furnish Tenant a detailed statement of the actual Expenses incurred throughout the prior year together with any written documentation reasonably requested by Tenant to evidence the same. An adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require, to the end that Landlord shall receive the entire amount actually owed by Tenant for Expenses for such year and Tenant shall receive reimbursement for any overpayments. The rendition of such statements to Tenant shall constitute prima facia proof of the accuracy of such statements and if such statements show an Expense payment due from Tenant to Landlord then Tenant shall make the payment within fifteen (15) days after receipt of such statements. For purposes of this Section, the term Expenses shall constitute 7.6% percent of tenant’s initial space (subject to change based upon tenant taking additional space as set forth on Exhibit “A” and accordingly an increase of percentage) of the aggregate of all of the costs and expenses incurred, borne, or accrued with respect to the ownership, operation, use and maintenance of the Land, the Common Areas and Buildings, including, without limitation Real Estate Taxes (as hereinafter defined), utilities, management fees, legal fees and insurance expenses incurred by Landlord in connection with the Land, Common Areas, and Building. Notwithstanding anything contained herein to the contrary, the tern “Expenses” shall not include interest and amortization on any mortgages encumbering the Land or the Building; depreciation of the building; legal fees incurred by Landlord in connection with negotiating any leases or leasing commissions and expenses or tenant improvements incurred by Landlord for all tenants in the building; expenses incurred by Landlord in order to cure violations of legal requirements existing prior to the date of this Lease in the construction of the Building or in the Building equipment; any cost for which Landlord has been reimbursed by insurance proceeds, warranties, service contracts, condemnation proceeds or otherwise.

3.5	For purposes of this Section, “Real Estate Taxes” shall include any form of real estate tax or assessment, general, special, or extraordinary and any license fee, commercial rental tax, improvement bond(s), levy or tax (other than inheritance, personal income or estate taxes) imposed on the Land and Building from time to time by any Governmental Authority. Tenant shall also pay before delinquency all taxes, assessments, license fees, and other charges that are levied and assessed against Tenant’s personal property installed or located in or on the Premises. Further, Tenant shall, upon request, deliver to Landlord paid tax receipts evidencing Tenant’s timely payment of all taxes assessed upon Tenant’s personal property. If applicable, the Landlord and Tenant shall mutually agree on Tenant’s proportionate share of Real Estate Taxes if the Premises and Land are not separately assessed.
4.	CONSTRUCTION. Landlord and Tenant shall agree upon build out requirements, if necessary, and shall be memorialized in a separate document attached as Exhibit “C”, which improvements shall be done at Landlord’s expense.

5.	PREPAID RENT; DEPOSIT. Landlord acknowledges receipt from Tenant of the Deposit. The Deposit shall be held as collateral security for the payment of Rent and other sums of money payable by Tenant under this Lease, and for the faithful performance of all other terms, covenants and conditions of Tenant hereunder; the amount of the Deposit, without interest, shall be repaid to Tenant after the expiration of the Term, provided Tenant shall have made all payments and performed all terms, covenants and conditions required under this Lease. Upon any Event of Default by Tenant hereunder, all or part of the Deposit may, at Landlord’s sole discretion, be applied on account of such default, and thereafter Tenant shall promptly restore the resulting deficiency in the Deposit. Tenant hereby waives the benefit of any provision of law requiring the Deposit to be held in escrow or in trust, and the Deposit shall be deemed to be the property of Landlord and may be co-mingled by Landlord with its own funds. Tenant further acknowledges that the Deposit is not to be construed as prepaid Rent by Tenant for the last rental period of the Term,

6.	UTILITIES. Landlord agrees to only pay the water and sewer expense. Landlord shall not be required to pay any other fees, costs, or expenses associated with the use of any facilities or services of any kind whatsoever which solely serve the Premises. Electric on the premises shall be separately metered and/or calculated at Landlord’s sole expense and billed monthly to Tenant under Article 3.4 based on percentage of square feet occupied of total square feet at 10305 102nd Terrace, Sebastian, Florida 32598.

7.	MAINTENANCE BY TENANT. Except as set forth below, Tenant shall, at its sole cost and expense, maintain all of the Premises, including, but not limited to, all sprinkler systems (if any), interior walls, windows, doors, and all portions of the Premises in good and sanitary order, condition and repair. Tenant shall, at its sole cost and expense, keep and maintain all utilities as stated above in paragraph number 6, fixtures, mechanical, electrical and plumbing systems and equipment located in, on or about the premises.
     This requires the Tenant to routinely maintain (i.e. belts, filters, strainers, etc.) the HVAC that serves the leased space.
     Tenant shall not store any trash, merchandise, crates, pallets or materials of any kind outside the Building in violation of Governmental Requirements. All trash shall be kept in metal containers that are subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed.
     It is the intention of all parties to this Lease that it be a “net lease” and that Tenant shall pay, in addition to Rent, all costs and expenses related to the premises as defined in the lease and including without limitation, all real property taxes as defined in the lease, personal property tax, and repair expenses as defined in the lease.
     No recreational vehicles, boats, motors or other equipment shall be parked or stored outside the Building. It is the Intent of this Lease to prohibit any outside storage of any type.
8.	MAINTENANCE BY LANDLORD. Except as otherwise specifically set forth in Section 7 above, Landlord shall, at its sole cost and expense, maintain the roof, foundation, exterior pest control, and structural portions of the walls of the Building and generally maintain the building and landscaping.

9.	INSURANCE; INDEMNITY.
A.	Tenant, at its sole cost and expense, shall, throughout the Term, procure and maintain:

i.	Comprehensive public liability insurance with respect to the Premises and Tenant’s activities therein and thereabout, insuring against liability for personal injury or death, property damage or other loss, including liability arising out of Tenant’s indemnity set forth in this Lease (contractual liability endorsement) with deductibles of no more than $1,000 and a combined single limit of not less than $1,000,000.00 per occurrence for bodily injury and property damage;

ii.	Worker’s Compensation Insurance in at least the statutorily required amounts; and

iii.	Fire and Lightening Extended Coverage, Vandalism and Malicious Mischief, All Risks and Flood Insurance in an amount adequate to cover the replacement costs of all personal property, decorations, trade fixtures, furnishings, equipment, and all contents of the Premises; and

iv.	Such other insurance as may be reasonably determined by Landlord.

B.	Tenant’s insurance shall be with a Best’s A+ rated company licensed to transact business in the State of Florida. Landlord shall be named as an additional insured under Tenant’s insurance, and such insurance shall be primary and non-contributing with any insurance carried by Landlord. If, on account of the failure of Tenant to comply with the above, Landlord is adjudged to be a co-insurer by its insurance carrier, then any loss or damage Landlord may sustain by reason thereof shall be borne by Tenant and shall be immediately paid by Tenant upon receipt of a bill thereof. Tenant’s insurance policies shall contain endorsements requiring thirty (30) days notice to Landlord prior to any cancellation or any reduction in amount of coverage. Tenant shall deliver to Landlord as a condition precedent to its taking occupancy of the Premises (but not to its obligation to pay Rent), a certificate or certificates evidencing such insurance acceptable to Landlord, and Tenant shall upon the expiration of such policies, deliver to Landlord certificates of insurance evidencing the renewal of such policies its insurance carrier, then any loss or damage Landlord may sustain by reason thereof shall be borne by Tenant and shall be immediately paid by Tenant upon receipt of a bill thereof. Tenant’s insurance policies shall contain endorsements requiring thirty (30) days notice to Landlord prior to any cancellation or any reduction in amount of coverage. Tenant shall deliver to Landlord as a condition precedent to its taking occupancy of the Premises (but not to its obligation to pay Rent), a certificate or certificates evidencing such insurance acceptable to Landlord, and Tenant shall upon the expiration of such policies, deliver to Landlord certificates of insurance evidencing the renewal of such policies.
C.	Tenant, as a material part of the consideration to be rendered to Landlord, hereby agrees that it will indemnify Landlord and save it harmless from and against any and all claims actions, damages, liability and expense in connection with loss of life, personal injury and or damage to property arising from or out of any occurrence in, upon or at the Premises and the Land, or the occupancy or use by Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, employees, licensees, invitees, third persons in or about the Premises unless caused by the negligence or willful misconduct of Landlord. In case Landlord shall be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Landlord in connection with such litigation. In addition, Tenant, as a material part of the consideration to be rendered to Landlord, hereby waives all claims against Landlord for personal injury or death, property damage or other loss to Tenant, its agents, employees, licensees, invitees or third persons in or about the Premises and the Land from any cause, except Landlord’s gross negligence or willful misconduct, arising at any time. Notwithstanding anything to the contrary in this Section, the amounts of insurance required of Tenant shall not be construed in any manner whatsoever so as to limit Tenant’s liability hereunder and Tenant’s indemnification and holding harmless of Landlord shall survive the termination of this Lease.
10.	WAIVER OF SUBROGATION. Tenant and Landlord release each other and waive any right of recovery against each other for loss or damage to their respective property, which occurs on or about the Premises (whether due to the negligence of either party, their agents, employees, licensees, invitees or otherwise), to the extent that such loss or damage is reimbursed by insurance proceeds. Tenant and Landlord agree that all policies of insurance obtained by either of them in connection with the Premises shall contain appropriate waiver of subrogation clauses.

11.	REPAIRS. If Tenant fails to make, maintain or keep the Premises in good repair and in accordance with all Governmental Requirements (if any), and such failure continues for five (5) days after written notice from Landlord, Landlord may perform, but is not obligated to perform any such required maintenance and repairs, and the cost thereof shall be

Additional Rent payable by Tenant within ten (10) days of receipt of an invoice from Landlord.

12.	TENANT’S PROPERTY. Furnishings, trade fixtures and equipment installed by Tenant shall be the property of Tenant. On expiration of the Term, if there is then no Event of Default, Tenant may remove any such property and shall repair the Premises to the same condition as when the Term commenced, ordinary wear and tear accepted, or reimburse Landlord for the cost of so repairing the Premises. If Tenant fails to remove such property as required under this Lease, Landlord may do so and keep and use or dispose of the same in its sole discretion without any liability to Tenant on account thereof, and further may charge the cost of any such removal, storage or disposition to Tenant.

13.	ALTERATIONS BY TENANT. Tenant shall not cut, drill into, disfigure, deface, or injure any part of the Premises, nor obstruct or permit any obstruction, alteration, addition, or installation in the Premises without the prior written consent of Landlord. All alterations, additions or installations, including but not limited to partitions, air conditioning ducts or equipment (except movable furniture and fixtures put in at the expense of Tenant and removable without defacing or injuring the Building or the Premises), shall become the property of Landlord at the expiration or any earlier termination of the Term. Landlord, however, reserves the option to require Tenant, at Tenant’s sole cost and expense, upon notice, to remove all fixtures, alterations, additions, decorations or installations (including those not removable without defacing or injuring the Premises) and to restore the Premises to the same condition as when originally leased to Tenant, reasonable wear and tear excepted. In the event Landlord agrees to changes, the Tenant will not have to restore the Premises to its original condition. All work performed by Tenant shall be done: (a) in a good and workmanlike manner, (b) with materials of the quality and appearance comparable to those in the Building, (c) in compliance with all Governmental Requirements, and (d) by contractors or mechanics fully licensed by all applicable Governmental Authorities. Prior to the commencement of any work by or for Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of worker’s compensation insurance covering all persons employed for such work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant, or the Premises.

14.	ASSIGNMENT; SUBLETTING. The identity and financial position of the Tenant is a material consideration of Landlord entering into this Lease.

Tenant shall not, directly or indirectly, assign or sublet under this Lease or any part thereof, nor permit all or any part of the Premises to be used or occupied by another, without first obtaining the written consent of Landlord, which shall not be unreasonably withheld. Any assignment or subletting made without such Landlord’s consent shall be voidable by Landlord. Any consent by Landlord, unless specifically stated therein, shall not relieve Tenant from its obligations under this Lease. To be effective, any assignment or sublease must be in writing and signed by the Landlord, Tenant and assignee/subtenant, and shall set forth the entire consideration being given and received. The acceptance of Rent from any other person shall neither be deemed to be a waiver of any of the provisions of this Lease nor be deemed to be consent to the assignment of this Lease or subletting of the Premises. If Landlord shall consent to any assignment or subletting, the assignee/subtenant shall assume all obligations of Tenant hereunder and neither Tenant nor any assignee/subtenant shall be relieved of any liability hereunder in the performance of any of the terms, covenants and conditions hereof. In the event Tenant shall request the consent of Landlord to any assignment or subletting of this Lease, Tenant shall pay, as Additional Rent, all of Landlord’s administrative costs, overhead, reasonable attorneys’ fees and processing costs incurred by Landlord in connection therewith regardless of whether or not Landlord consents to any such assignment or subletting.

15.	LIENS. Notwithstanding any provision of this Lease to the contrary, Tenant shall never, under any circumstances, have the power to subject the interest of Landlord in the Premises or Building to any mechanics’ or materialmen’s liens or liens of any kind nor shall any provision in this Lease ever be construed as empowering Tenant to encumber or cause Tenant to encumber the title or interest of Landlord in the Premises or Building. In order to comply with the provisions of Section 713.10 Florida Statutes, it is specifically provided that neither Tenant nor anyone claiming by, through or under Tenant, including but not limited to contractors, subcontractors, materialmen, mechanics and laborers, shall have any right to file or place any kind of lien whatsoever upon the Premises or Building or any improvement thereon, and any such liens are specifically prohibited. All parties with whom Tenant may deal are put on notice that Tenant has no power to subject Landlord’s interest to any claim or lien of any kind or character, and all such persons so dealing with Tenant must look solely to the credit of Tenant, and not to Landlord’s interest or assets. Tenant shall put all such parties with whom Tenant may deal on notice of the terms of this Section. If at any time a lien or encumbrance is filed against the Premises or Building as a result of Tenant’s work, materials or obligations, Tenant shall promptly discharge said lien or encumbrance, and if said lien or encumbrance has not been removed within ten (10) days from the date Tenant receives written notice of such filing, Tenant agrees to deposit with Landlord cash in an amount equal to one hundred fifty percent (150%) of the amount of any such lien or encumbrance, to be held by Landlord (without interest to Tenant, except as may be required by law) until any such lien or encumbrance is discharged.

16.	CASUALTY/DAMAGE AND DESTRUCTION.
16.1	Partial Damage: “Partial Damage” means damage or destruction to the Premises to the extent that the cost of repair is less than fifty percent (50%) of the fair market value of the Premises immediately prior to such damage or destruction. If at any time during the Term there is Partial Damage, Landlord may, at Landlord’s option, either (i) repair such damage, in which event this Lease shall continue in full force and effect, or (ii) give written notice to Tenant within thirty (30) days after the date of the occurrence of such damage of Landlord’s intention to terminate this Lease, which termination shall be effective as of the date of the occurrence of such damage.

16.2	Destruction; “Total Destruction” means damage or destruction to the Premises to the extent that the cost of repair is fifty percent (50%) or more of the fair market value of the Premises immediately prior to such damage or destruction. If at any time during the Term there is a Total Destruction, Landlord may, at Landlord’s option, either (i) repair such damage in which event this Lease shall continue in full force and effect, or (ii) either Landlord or Tenant may terminate this Lease as of the date of such Total Destruction.

16.3	Abatement of Rent: If Landlord repairs or restores the Premises pursuant to the provisions of this Section, the Rent payable hereunder for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Tenant’s use of the Premises is impaired or, in the case that Tenant repairs or restores the premises, the Landlord shall reimburse Tenant for the actual cost of such repairs of restoration. Except for abatement of Rent, if any, Tenant shall have no claim against Landlord as a result of any such damage.

Furthermore, notwithstanding anything above to the contrary, Tenant shall not be entitled to any abatement of Rent if such damage is in any way caused by Tenant.

17.	CONDEMNATION. If all or any part of the Premises shall be taken under power of eminent domain or like power, or sold under imminent threat thereof to any public authority or private entity having such power, this Lease shall terminate as to the part of the Premises so taken or sold, effective as of the date possession is required to be delivered to such authority or entity. Rent for the remaining Term shall be reduced in the proportion that the Premises is reduced by the taking. If a partial taking or sale of the Premises (i) reduces the size of the Premises by more than twenty percent (20%), or (ii) renders the Building commercially unviable to Landlord (in Landlord’s sole discretion), Tenant in the case of (i), or Landlord in the case of (ii), may terminate this Lease by notice to the other party within thirty (30) days after the terminating party receives written notice of the portion to be taken or sold, such termination to be effective one hundred and eighty (180) days after notice thereof, or when the portion is taken or sold, whichever is sooner. All condemnation awards and similar payments shall be paid and belong to Landlord, except any amounts awarded or paid specifically for Tenant’s trade fixtures and relocation costs (provided such awards do not reduce Landlord’s award). Without limiting the generality of the foregoing, all leasehold interest awards shall belong to and be paid to Landlord, and Tenant shall execute any assignment or other documentation requested by Landlord to effectuate such award or payment.

18.	ACCESS. Tenant shall permit Landlord to enter the Premises at all reasonable times with reasonable notice for the purposes of inspecting, repairing and leasing the Premises and of ascertaining compliance by Tenant with the provisions of this Lease. Landlord shall use reasonable efforts so as to minimize any inconvenience to or disruption of Tenant. Landlord may show the Premises to prospective purchasers, mortgagees, or tenants at any time.

19.	SIGNS. Landlord agrees to provide Tenant a sign approximately 2 feet by 3 feet/4 feet on the monument sign at the entrance.

20.	TENANT’S DEFAULT.
20.1	All rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude any other rights or remedies allowed by law or in equity. The occurrence of any of the following shall constitute an “Event of Default” under this Lease by Tenant: (i) Tenant shall fail to make payment of any monthly installment of Rent, Additional Rent, or any other charges hereunder in the amount as herein provided within ten (10) days from the date any such payment is due; (ii) Tenant shall violate or fail to perform any of the other terms, covenants or conditions herein made by Tenant, and such violation or failure shall continue for a period of thirty (30) days after written notice thereof to Tenant by Landlord or, if such violation or failure shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure same within thirty (30) days after receipt of notice thereof and continuously prosecute the curing of the same to completion with due diligence; (iii) Tenant shall make a general assignment for the benefit of its creditors or shall file or have filed involuntarily against Tenant, a petition for bankruptcy or other reorganization, liquidation, dissolution or similar relief; (iv) a proceeding is filed against Tenant seeking any relief mentioned in (iii) above and said proceeding is not discharged within forty-five (45) days of the filing thereof; (v) a trustee, receiver or liquidator shall be appointed for Tenant on a substantial part of its property; or (vi) Tenant shall mortgage, assign or otherwise encumber its leasehold interest other than as specifically permitted under this Lease.

20.2	Notwithstanding the aforementioned, Landlord, in its sole discretion, may, at any time after Tenant’s default or violation of any term, covenant or condition contained herein:
20.2.1	Apply the Deposit against the balance of all forms of Rent and Additional Rent due under this Lease;

20.2.2	Terminate Tenant’s right to occupy the Premises;

20.2.3	Enter the Premises and re-let the same or any part of the Premises in the name of Landlord, or otherwise, as Tenant’s agent, for a term shorter or longer than the balance of the Term, and may grant concessions or free rent in connection therewith, thereby terminating Tenant’s right to possess the Premises, without terminating Tenant’s obligations to pay the entire balance of all forms of Rent and Additional Rent for the remainder of the Term, plus repairs and expenses (including, but not limited to, the expenses of obtaining possession, brokerage expenses, tenant work modifications, legal fees, and decorating expenses) in connection therewith. Landlord shall have no obligation to re-let the Premises, and its failure to do so, or failure to collect rent on re-letting, shall not affect Tenant’s liability under this Lease. In no event shall Tenant be entitled to a credit or repayment for re-rental income which is payable by Tenant under this Lease or which covers a period after the original term of this Lease; and/or

20.2.4	Terminate this Lease and any right of renewal and retake possession of the Premises.

20.3	Any and all property which may be removed from the Premises by Landlord, pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property. Any such property of Tenant not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term or of Tenant’s right to possession of the Premises, however terminated, shall be conclusively deemed to have been forever abandoned by Tenant and may either be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit in its sole discretion.

20.4	Tenant agrees, that if it shall at any time, fail to make any payment or perform any other act on its part to be made or performed under this Lease, Landlord may, but shall not be obligated to, and after reasonable written notice or demand and without waiving, or releasing Tenant from any obligation under this Lease, make such payment or perform such other act to the extent Landlord, in its sole discretion, may deem desirable, and in connection therewith, to pay expenses and employ counsel. All sums so paid by Landlord and all expenses in connection therewith, together with interest thereon at the highest rate of interest per annum allowed by law from the date of payment, shall be deemed Additional Rent hereunder and payable at the time of the next installment of Rent thereafter becoming due and Landlord shall have the same rights and remedies for the non-payment thereof, or of any other Additional Rent, as in the case of default in the payment of Rent.

20.5	If any of Tenant’s checks for Rent are dishonored by Tenant’s bank, the amount due shall be subject to Late Charges as outlined in Section 3.1. In addition thereto, Tenant shall pay to Landlord a service charge covering administrative expenses relating hereto in the amount of One Hundred Dollars ($100.00) per such check. If during the Term more than two (2) of Tenant’s checks are so dishonored by Tenant’s bank, then Landlord, in its sole discretion, may require all future Rent of Tenant to be paid by cashiers check or money order only.

20.6	In addition to the Late Charge, any payments required to be made by Tenant under the provisions of this Lease not made by Tenant when and as due shall, from the date when the particular amount became due to the date of payment thereof to Landlord, bear interest at the rate of eighteen percent (18%) per annum or the maximum lawful rate of interest allowed by law (whichever is lower). Notwithstanding anything to the contrary in this Lease, Tenant does not intend or expect to pay, nor does Landlord expect to charge, accept, or collect any Rent, Late Charge or interest which collectively would be greater than the highest legal rate of interest which may be charged under the laws of the State of Florida.
21.	QUIET ENJOYMENT. If and so long as Tenant pays all Rent and keeps and performs each and every term, covenant and condition herein contained on the part of Tenant to be kept and performed, Tenant shall quietly enjoy the Premises without hindrance by Landlord.

22.	HOLDOVER TENANCY. If Tenant shall hold over after the expiration of the Term, at Landlord’s option, Tenant may be deemed to be occupying the Premises as a tenant from month to month, which tenancy may be terminated by fifteen (15) days notice. During such tenancy, Tenant agrees to pay to Landlord, monthly in advance, Rent in an amount equal to one hundred fifty percent (150%) of the monthly installment of Rent which was payable on the last day of the Term, unless a different rate is agreed upon, and to be bound by all of the terms, covenants and conditions herein specified. If Landlord re-lets the Premises (or any portion(s) thereof) to a new tenant and the term of such new lease commences during the period for which Tenant holds over, Landlord shall be entitled to recover from Tenant any and all costs, legal expenses, attorney’s fees, damages, loss of profits or any other expenses incurred by Landlord as a result of Tenant’s failure or inability to deliver possession of the Premises to Landlord when required under this Lease.

23.	AMENDMENT; WAIVER; APPROVAL: CONSENT. This Lease constitutes the entire agreement between the parties. This Lease shall not be amended or modified except in writing signed by both parties. Failure of Landlord to exercise any of its rights in one or more instances shall not be construed as a waiver of Landlord’s right to strict performance of such rights or as to any subsequent breach of any such rights. Wherever this Lease requires either the Landlord’s consent or approval, such consent or approval shall only be deemed given when in writing and, unless set forth expressly to the contrary, such consent or approval shall be in the sole discretion of Landlord.

24.	NOTICES. All notices, communications and statements required or permitted under this Lease shall be in writing, delivered in person or sent by United States Registered or Certified Mail, return receipt requested, with postage prepaid, or Express Mail or Federal Express (or other similar courier service having a delivery system which provides for or makes available a signed receipt of delivery) or by facsimile transmission (provided an original copy is thereafter provided in the manner stated in this Section below) addressed to the parties as follows:

AS TO TENANT:	WITH A COPY TO:

Xstream Systems, inc. 10305 102nd Terrace Sebastian, florida 32958	Gunster Yoakley Attn: David Bates 777 S. Flagler Drive Suite 500, East Tower West Palm Beach, Florida 33401

AS TO LANDLORD:	WITH A COPY TO:

Waldo Development, Inc. 585 SW Biltmore Street Port St. Lucie, Florida 34983	Joseph R. Casacci, P.A. 14 Rose Drive Fort Lauderdale, Florida 33316
Mail service shall be deemed effective upon the earlier of either seventy-two (72) hours after deposit in the U.S. mail in accordance herewith or upon receipt or refusal to accept receipt by a reputable courier service. Notices sent by facsimile transmission which are received by 4:00 p.m. (in the addressee’s time zone) shall be deemed delivered as of the date of such transmission, provided that an original copy of such transmission is delivered to the addressee by a nationally utilized overnight courier service on the day following such transmission. Either party by written notice to the other may designate additional parties to receive copies of notices sent to it. Such designees may be changed by written notice. Either party may at any time, in the manner set forth for giving notice to the other, designate a different address to which notices, communication or statements to it shall be sent.

25.	SCHEDULES; EXHIBITS. All schedules, exhibits and typewritten riders, if any, attached or added hereto are made a part of this Lease by reference and the terms, covenants, and conditions thereof shall control over any inconsistent provisions in the Sections of this Lease.

26.	LIMITATION OF LANDLORD’S LIABILITY. The term “Landlord” as used herein shall mean only the owner or owners, at the time in question, of the fee title to the Premises. In the event of any transfer of such title or interest, Landlord herein named (and in the case of any subsequent transfers, then the grantor) shall be relieved from and after the date of such transfer of all liability in respect of Landlord’s obligations thereafter to be performed, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord shall, subject to the above, be binding on Landlord’s successors and assigns, only during their respective periods of ownership. The obligations of Landlord under this Lease do not constitute personal obligations of Landlord or the individual partners, shareholders, directors, and officers, and Tenant shall look solely to Landlord’s then existing interest in the Premises, and to no other assets of Landlord, for satisfaction of any liability in respect of this Lease, and will not seek recourse against the individual partners, shareholders, directors, officers, or any of their personal assets for such satisfaction.

27.	LANDLORD’S RESERVED RIGHTS. With prior written notice to Tenant, but without being required to obtain Tenant’s consent, and without liability to Tenant, landlord shall have the right to (i) sell the Premises (or any portion(s) thereof) and assign this Lease, the Deposit and Prepaid Rent to the purchaser, and upon such assignment Landlord shall be released from all of its obligations under this Lease and Tenant agrees to attorn to such purchaser, or any other successor or assign of Landlord through foreclosure or deed in lieu of foreclosure or otherwise, and to recognize such person as successor Landlord under this Lease; provided that the successor Landlord assumes in full all Landlord’s obligations under this Lease.

28.	ESTOPPEL CERTIFICATE. Within ten (10) days after written request of either party hereto (the Requesting Party), the other party hereto (the Responding Party) shall execute and deliver at no charge to the Requesting Party or its designee, a written statement certifying (i) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (ii) the amount of Rent and the date to Rent have been paid in advance; (iii) the amount of any security deposited with Landlord; and (iv) that the Requesting Party is not in default hereunder or, if the Requesting Party is claimed to be in default, stating the nature of any claimed default. Any such statement by the Responding Party may be relied upon by a purchaser or lender of the Premises, or any subtenant or assignee of this Lease.

29.	ACCORD AND SATISFACTION. No receipt and retention by Landlord of any payment tendered by Tenant in connection with this Lease shall give rise to or support or constitute an accord or satisfaction, or a compromise or other settlement, notwithstanding any accompanying statement, instruction or other assertion to the contrary (whether by notation on a check or in a transmittal letter or otherwise), unless Landlord expressly agrees to an accord and satisfaction, or a compromise or other settlement, in a separate writing duly executed by Landlord. Landlord may receive and retain, absolutely and for itself, any and all payments so tendered, notwithstanding any accompanying instructions by Tenant to the contrary. Landlord will be entitled to treat any such payments as being received on account of any item or items of Rent, interest, expense or damage due in connection therewith, in such amounts and in such order as Landlord may determine in its sole discretion.

30.	SEVERABILITY. The parties intend this Lease to be legally valid and enforceable in accordance with all of its terms, covenants and conditions to the fullest extent permitted by law. If any term, covenant or condition hereof shall be invalid or unenforceable, the parties agree that such term, covenant or condition shall be stricken from this Lease, the same as if it never had been contained herein. Such invalidity or unenforceability shall not extend to any other term, covenant or condition of this Lease, and the remaining terms, covenants or conditions hereof shall continue in effect to the fullest extent permitted by law, the same as if such stricken term, covenant and condition never had been contained herein.

31.	SUBORDINATION. The rights of Tenant hereunder are and shall be, at the election of any mortgagee, subject and subordinate to the lien of any mortgage or mortgages, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Premises (or any portion(s) thereof), and to all advances made or hereafter to be made upon the security thereof and all renewals, modifications or extensions thereof (collectively, the “Superior Instruments”). This Section shall be self-operative and no further instrument of subordination shall be required by any mortgagee, but Tenant agrees upon request of Landlord, from time to time, to execute whatever documentation may be required to further effect the provisions of this Section. Landlord agrees to use reasonable efforts to obtain a Non-Disturbance Agreement, in customary and usual form and content, from any mortgagees.

32.	TIME. Time is of the essence of this Lease with respect to Tenant’s obligations hereunder and applies to all terms, covenants, and conditions contained herein with respect to Tenant’s obligation hereunder. All “days” set forth in this Lease shall be deemed to be “calendar days” unless specifically stated to the contrary.

33.	SUCCESSORS AND ASSIGNS. All terms, conditions to be observed and performed by Landlord and Tenant hereunder shall be applicable to and binding upon their respective heirs, administrators, executors, and permitted successors and assigns. All expressed covenants of this Lease shall be deemed to be covenants running with the land.

34.	CAPTIONS AND SECTION NUMBERS. The captions and section numbers are for convenience of reference only and in no way shall be used to construe or modify the provisions set forth in this Lease. It is understood and agreed that verbs and pronouns in the singular number are uniformly used throughout this Lease regardless of gender, number of the parties hereto.

35.	AUTHORITY. The person executing this Lease, on behalf of Tenant, does hereby covenant and warrant that Tenant is duly authorized to transact business, is in good standing and existing, that Tenant is qualified to do business in the State of Florida, Tenant has full right and authority to enter into this Lease, and that the persons signing on behalf of Tenant were authorized to do so.

     The person executing this Lease, on behalf of Landlord, does hereby covenant and warrant that Landlord is duly authorized to transact business, is in good standing and existing, that Landlord is qualified to do business in the State of Florida, Landlord has full right and authority to enter into this Lease, and that the persons signing on behalf of Landlord were authorized to do so.
36.	APPLICABLE LAW. This Lease shall be construed according to the laws of the State of Florida. Should any provision of this Lease require judicial interpretation, it is agreed by the parties hereto that the court interpreting or construing the same shall not apply a presumption that any such provision shall be more strictly construed against the party who itself or through its agent prepared the same, as all parties have participated in the preparation of the provisions of this Lease and that all terms, covenants and conditions were negotiable.

37.	BROKER INDEMNIFICATION. As part of the consideration for the granting of this Lease, Tenant represents and warrants to the Landlord that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease on Tenant’s behalf.

38.	SURRENDER OF PREMISES. Tenant agrees to surrender to Landlord, at the end of the Term or upon any earlier termination of this Lease, the Premises in (i) as good condition as the Premises were at the Commencement Date, ordinary wear and tear excepted; (ii) Tenant shall remove its trade fixtures, furnishings and equipment from the Premises and shall repair any damage caused by such removal; and (iii) Tenant shall also remove all rubbish from the Premises. Tenant hereby expressly authorizes Landlord, as agent of Tenant, to remove such rubbish and make such repairs as may be necessary to restore the Premises to such condition at the sole cost and expense of Tenant.

39.	ATTORNEYS’ FEES. If either party herein brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, on trial or appeal, shall be entitled to its costs and reasonable attorney’s fees, including all appeals from the non-prevailing party.

40.	LANDLORD’S DEFAULT. Should Landlord be in default under any of the terms, covenants or conditions of this Lease, Tenant shall give Landlord prompt written notice thereof, and Tenant shall allow Landlord a reasonable length of time in which to cure such default, which time shall not, in any event be less than thirty (30) days from the date of Landlord’s receipt of such notice. If the default cannot be cured within such thirty (30) days, no event of default shall be deemed to have occurred so long as Landlord shall commence the curing of such default within the thirty (30) day period and shall thereafter diligently continue the curing of same. In the event Landlord fails to cure any such default within the period prescribed in this Section, or fails to diligently cure any such default, then, after written notice from Tenant to Landlord, Tenant may perform any such obligations of Landlord and offset any amounts expended directly against rent owed by Tenant to Landlord.

41.	FORCE MAJEURE. Landlord or Tenant shall not be required to perform any term, covenant or condition in this Lease so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, labor disputes (whether lawful or not), material or labor shortages, restrictions by any Governmental Authority, civil riots, floods, hurricanes, and any other cause not within the control of Landlord or Tenant, except for the payment of rent by Tenant shall always be paid to Landlord.

42.	TENDER AND DELIVERY OF LEASE. Submission of this Lease does not constitute an offer, right of first refusal, reservation of or option for the Premises or any part thereof. This Lease becomes effective as a lease upon execution and delivery by both Landlord and Tenant.

43.	HAZARDOUS WASTE
43.1	Tenant represents and warrants to Landlord that Tenant’s use and activities on the Premises shall be conducted in compliance with all applicable environmental ordinances, rules, regulations, statutes, orders, and laws of all local, state, or federal agencies or bodies with jurisdiction over the Premises or the activities conducted on the Premises (hereinafter collectively referred to as the “Environmental Laws”). In the event any of Tenant’s activities require the use of “hazardous” or “toxic” substances, as such terms are defined by any of the Environmental Laws, then Tenant represents and warrants to Landlord that Tenant has received all permits and approvals required under the Environmental Laws with respect to such toxic or hazardous substances. Tenant covenants and agrees to maintain the Premises in a “clean” condition during the term of this Lease, as extended or renewed. As used in this paragraph, the term “clean” shall mean that the Premises are in complete compliance with the standards set forth under the Environmental Laws and any standards set forth in this Lease.

43.2	In the event Tenant breaches any of its representations, warranties, or covenants and agreements contained in this paragraph or fails to notify Landlord of the release of any hazardous or toxic substances from the Premises, then such breach or failure to notify shall be deemed a default under this Lease and Landlord shall have all rights and remedies available to it, including, but not limited to, the right to terminate this Lease or initiate a clean-up of the Premises, in which case Landlord shall be reimbursed by Tenant for, and indemnified by Tenant from, any and all costs, expenses, losses, and liabilities incurred in connection with such clean-up of the Premises (including all reasonable attorneys’ and paralegals’ fees at trial and all appellate levels) by Tenant. In the alternative, Landlord may require Tenant to clean-up the Premises and to fully indemnify and hold Landlord harmless from any and all losses, liabilities, expenses (including but not limited to reasonable attorneys’ and paralegals’ fees at trial and all appellate levels), and costs incurred by Landlord in connection with Tenant’s clean-up action. Notwithstanding anything herein, Tenant agrees to pay, and shall indemnify Landlord from and against, any and all losses, claims, liabilities, costs, and expenses (including reasonable attorneys’ and paralegals’ fees at trial and all appellate levels) incurred by landlord as a result of any breach by Tenant of this paragraph, and/or as a result of any contamination of the Premises due to Tenant’s use of hazardous or toxic substances on the Premises.
44.	OPTION TO EXTEND. Tenant is given the option to extend the term of all the provisions contained in this Lease for two (2) additional period of three (3) years (“Extended Term”) following expiration of the initial term, by giving notice of exercise of the option (“Option Notice”) to Landlord at least ninety (90) days before the expiration of the term; provided that, if Tenant is in default on the date of giving the Option Notice, the Option Notice shall be totally ineffective, or if Tenant is in default on the date the Extended Term is to commence, the Extended Term shall not commence and this Lease shall expire at the end of the initial term. Tenant shall have no other right to extend the term beyond the Extended Term.

45.	RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

46.	OFAC COMPLIANCE. (a) Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), ©) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Economic Powers Act, 50 U.S.C. § 1701 et seq., the Trading with the enemy Act, 50 U.S.C. App. 1 et seq.. and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

47.	JURY WAIVER; COUNTERCLAIMS. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH (I) THIS LEASE, (ii) THE RELATIONSHIP OF LANDLORD AND TENANT, (iii) TENANT’S USE OR OCCUPANCY OF THE PREMISES OR (iv) THE RIGHT TO ANY STATUTORY RELIEF OR REMEDY. THIS WAIVER IS MADE KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY BY TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THIS PROVISION IS A MATERIAL INDUCEMENT TO LANDLORD IN AGREEING TO ENTER INTO THIS LEASE. TENANT ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISIONS AND AS EVIDENCE OF THIS FACT SIGNS IT INITIALS OR THE INITIALS OF ITS DULY AUTHORIZED REPRESENTATIVE IN THE SPACE IMMEDIATELY BELOW.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the respective parties have signed, sealed and delivered this Lease on the date and year written below.

LANDLORD:

WALDO DEVELOPMENT, INC., a Florida Corporation,

		By:	/s/ James A. Dovas

Witnesses:			Print Name: James A. Dovas

Title: President

By:	/s/ Paul M Micciche

Print Name: Paul M Micciche

By:	/s/ Philip F Morles

Date: 3/19/07
Print Name: Philip F Morles

TENANT:

Xstream Systems, Inc.

Witnesses:		By:	/s/ Roger T. Sobkowiak

Print Name: Roger T. Sobkowiak
By:	/s/ Paul M Micciche		Title: COO

Print Name: Paul M Micciche

By:	/s/ Philip F Morles

Date: 3/19/07
Print Name: Philip F Morles

EXHIBIT “A”
BASE RENT (MONTHLY)

2007 – Year - 1	Square ft.	Base Rent	CAM Expense

March 2007	7,704	$5,778.50	$2,568.00
TBD	10,446	$7,834.20	$3,482.00
TBD	14,015	$10,511.25	$4,671.66
TBD	18,701	$14,028.75	$6,233.67

2008 – Year - 2 (4%) increase	square ft.	Base Rent	CAM Expense

February 2008 – January 2009	7,704	$6,009.12	TBD

2009 – Year - 3 (4%) increase	square ft.	Base Rent	CAM Expense

February 2009 – January 2010	7,704	$6,249.12	TBD

OPTION PERIOD	BASE RENT	CAM Expense

Year 1	TBD	TBD
Year 2	TBD	TBD
Year 3	TBD	TBD
TENANT MUST ALSO PAY FLORIDA SALES TAX ON BASE RENT AND CAM.
TBD = To Be Determined